UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2021

 Commission file number 001-16111

GLOBAL PAYMENTS INC.
(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3550 Lenox Road	,	Atlanta	,	Georgia	30326
(Address of principal executive offices)					(Zip Code)

Registrant’s telephone number, including area code:     (770) 829-8000

NONE
(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading symbol	Name of exchange on which registered
Common stock, no par value	GPN	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.     Other Events.

On November 19, 2021, Global Payments Inc. (“Global Payments”) received notification of an unsolicited “mini-tender” offer by TRC Capital Investment Corporation (“TRC”) to purchase up to 1 million shares of the outstanding common stock of Global Payments, at a price of $120.38 per share in cash. TRC’s offer price is approximately 4.41% less than the closing price per share of Global Payments’ common stock on November 19, 2021, the last trading day before the mini-tender offer commenced. If all shares are acquired, TRC’s ownership would represent approximately 0.34% of Global Payments’ outstanding common stock.

Global Payments is not affiliated with TRC and does not endorse the offer documentation or the unsolicited mini-tender offer. Global Payments recommends that Global Payments’ stockholders do not tender their shares in response to the offer. Global Payments’ stockholders should note that TRC may decline to purchase Global Payments’ shares of common stock tendered if any one of numerous conditions is not satisfied, including the receipt by TRC of financing necessary to complete the offer. There is no guarantee the conditions of the offer will be satisfied. Global Payments also recommends that any stockholders who have tendered shares to TRC withdraw those shares by providing the written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 12:01 a.m. New York City time on December 22, 2021.

TRC has made similar unsolicited mini-tender offers for shares of other public companies. TRC’s purported mini-tender offer seeks less than five percent of Global Payments’ common stock, thus avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (“SEC”) that apply to offers for more than five percent of a company’s outstanding shares. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under United States securities laws.

The SEC has cautioned investors about mini-tender offers, noting that bidders “frequently use mini-tender offers to catch shareholders off guard” and “count on investors jumping to the conclusion that the price offered includes the premium usually present in larger, traditional tender offers.” The SEC has provided publicly available investor tips for mini-tender offers such as this one at https://www.sec.gov/reportspubs/investor-publications/investorpubsminitendhtm.html.

Global Payments recommends that stockholders obtain current market quotes for their shares, review the conditions to TRC’s mini-tender offer, consult with their brokers or financial advisors and exercise caution with respect to TRC’s mini-tender offer.

Global Payments encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC’s website at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Global Payments requests that a copy of this communication be included with all distributions of materials relating to TRC’s mini-tender offer for shares of Global Payments’ common stock.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL PAYMENTS INC.

Date:	December 3, 2021
By: /s/ Paul M. Todd
Paul M. Todd
Senior Executive Vice President and Chief Financial Officer